Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Sino Green Land Corporation and Subsidiaries on Form S-1 of our report dated April 5, 2009 on the consolidated Balance sheets of Organic Region Group, Ltd. and Subsidiaries as of December 31, 2008 and 2007 and the consolidated statements of shareholders’ equity, operations, and cash flows for the years ended December 31, 2008 and 2007.  We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Kabani & Company, Inc.

Los Angeles, California
December 23, 2009